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Exhibit 99.1

FOR IMMEDIATE RELEASE:

DMC STRATEX NETWORKS ANNOUNCES $70.9 MILLION SALE OF STOCK

    SAN JOSE, California, August 13, 2001—DMC Stratex Networks, Inc. (NASDAQ: STXN), one of the world's foremost solutions providers for mobile applications and broadband wireless access, announced that it has sold 7,927,851 shares of its common stock from its shelf registration statement. DMC Stratex Networks received proceeds of approximately $70.9 million from the sale, which the Company will use for working capital and other corporate purposes. The stock was purchased by The State of Wisconsin Investment Board and Firsthand Capital Management, Inc.

    Shares sold in this transaction were filed as part of a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission on December 7, 2000. This sale of common stock will alleviate requirements for a recently announced Structured Term Equity Program (STEPSM) underwriting agreement with CIBC World Markets Corp. As such, post-effective amendment #1 for the shelf registration statement covering the STEP and related underwriting agreement will be withdrawn.

    "This transaction, coupled with our existing successful cash management programs, significantly strengthens our balance sheet," stated Chuck Kissner, Chairman. "Our competitive position in the marketplace is enhanced by the strong financial position of the Company as we expand both our customer base and our solutions set. When the industry cycle begins its upturn, we believe we will be well prepared to capitalize on opportunities."

    The largest investor involved was The State of Wisconsin Investment Board. Investment Director John Nelson stated, "As an active industry investor and long-term holder of the Company's stock, we are extremely familiar with the cyclical nature of the communications equipment industry. Our confidence in the management, market position and future potential of DMC Stratex Networks is what prompted us to make this additional investment." The State of Wisconsin Investment Board manages investments of over $65 billion on behalf of 473,000 government employees and retirees.

    Firsthand Capital Management's Senior Equity Analyst Rex Dwyer continues, "We believe that DMC Stratex Networks is the leading non captive manufacturer of microwave and millimeter wave point to point digital radio links for the cellular backhaul and network interconnection markets. We feel the current downturn is temporary. With this added cash, we believe that DMC Stratex will be better able to compete for large contracts against other large radio providers." Firsthand Capital Management, Inc. manages $2.5 billion in assets in six technology mutual funds.

    This offering was made by means of a prospectus supplement to a prospectus that is part of the Company's shelf registration previously filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement can be obtained by calling the Company. This press release contains statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Kissner and the statements made on the following topics: the Company's proposed use of proceeds from the sale of common stock, its efforts to improve its financial position and its operations, its expectations about business following the current industry down cycle and its expectations, plans, intentions or strategies for the future of its business, including statements regarding demand for the Company's wireless products, its positioning for continued success and continued market growth. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. The Company's actual results could differ materially from those described in this press release as a result of certain risk factors, including an unanticipated change in customer demand, the ability of customers to pay for equipment purchased, the continued availability of financing for network expansions, the ability of the Company and its suppliers to respond to changes made by customers in their orders, the ability of the Company to bring its new products to market quickly at cost-effective prices and to add innovative features that differentiate its products from those of its competitors, and competition in the microwave and access business. For a further discussion of such factors, see the information provided under the heading "Risk Factors" in the Company's prospectus supplement to the prospectus accompanying the Company's registration statement on Form S-3 (File No. 333-50820) declared effective on December 7, 2000, and the information provided under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 2001 Annual Report to Stockholders.

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  Exhibit 99.1